Free Writing Prospectus

Filed pursuant to Rule 433

Relating to the

Preliminary Prospectus Supplement dated September 19, 2016 to the

Prospectus dated February 27, 2015

Registration No. 333-202379

HESS CORPORATION

Pricing Term Sheet dated September 19, 2016

Issuer:	Hess Corporation
Trade Date:	September 19, 2016
Expected Settlement Date*:	September 28, 2016 (T+7)
Ratings (Moody’s / S&P / Fitch)**:	Ba1 / BBB- / BBB (Stable / Stable / Negative)

4.30% Notes due 2027

Aggregate Principal Amount:	$1,000,000,000
Maturity Date:	April 1, 2027
Interest Rate:	4.30% per year (payable semi-annually)
Interest Payment Dates:	April 1 and October 1, beginning April 1, 2017
Price to Public:	99.790% of the principal amount
Purchase Price to Underwriters:	99.140% of the principal amount
Benchmark Treasury:	1.500% due August 15, 2026
Spread to Benchmark Treasury:	+262.5 basis points
Benchmark Treasury Price / Yield:	98-06 / 1.70%
Yield to Maturity:	4.325%
Make-Whole Call:	T+40 basis points (at any time before January 1,
2027)
Par Call:	On or after January 1, 2027
CUSIP / ISIN No.:	42809H AG2 / US42809HAG20

5.80% Notes due 2047

Aggregate Principal Amount:	$500,000,000
Maturity Date:	April 1, 2047
Interest Rate:	5.80% per year (payable semi-annually)
Interest Payment Dates:	April 1 and October 1, beginning April 1, 2017
Price to Public:	99.715% of the principal amount
Purchase Price to Underwriters:	98.840% of the principal amount
Benchmark Treasury:	2.500% due May 15, 2046
Spread to Benchmark Treasury:	+337.5 basis points
Benchmark Treasury Price / Yield:	101-05 / 2.445%
Yield to Maturity:	5.820%
Make-Whole Call:	T+50 basis points (at any time before October 1,
2046)
Par Call:	On or after October 1, 2046
CUSIP / ISIN No.:	42809H AH0 / US42809HAH03

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.

Senior Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
DNB Markets, Inc.

HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc.
Credit Agricole Securities (USA) Inc.
ING Financial Markets LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

* It is expected that delivery of the notes will be made to investors against payment therefor on or about September 28, 2016, which will be the seventh business day following the date hereof (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next three succeeding business days should consult their own advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

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